                                      - 1 -                           Exhibit #2




                            SHARE PURCHASE AGREEMENT


THIS AGREEMENT dated as of October 1, 1999 is among:


                  WARGO HOLDINGS LTD., (BCCA incorporation No. 0327852)
                  of 10600 Seaham Crescent, Richmond, British Columbia, V7V 3V3

                  (the "Vendor")

AND

                  JAN SKOLLSBERG, of 10600 Seaham Crescent, Richmond, British Columbia, V7V 3V3

                  ("Skollsberg")

AND

                  19035 YUKON INC., of Suite 200, 304 Jarvis Street, Whitehorse, Yukon, Y1A 2H2

                  (the "Purchaser")

AND

                  STEARNS & LEHMAN, INC., an Ohio corporation, of 30 Paragon Pkwy, Mansfield, Ohio, 44903

                  ("S&L")

AND

                  OSCAR SKOLLSBERG'S FOOD TECHNIQUE LIMITED, (Federal Corporation No. 1241991 and extra provincially registered in British Columbia under No. A-0029524 ) of 185 - 11960 Hammersmith Way, Richmond, British Columbia, V7A 5C9

                                      - 2 -                           Exhibit #2



                  (the "Company")

        WHEREAS the Vendor is the legal and beneficial owner of all of the issued and outstanding shares in the capital of the Company, being 200 common shares (the "Shares").

        AND WHEREAS the Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Shares on the terms set out in this Agreement.

        AND WHEREAS Skollsberg is a 50% shareholder and President of the Vendor and S&L owns all of the issued and outstanding shares in the capital of the Purchaser.

        AND WHEREAS Skollsberg, S&L and the Company are party to this Agreement for the purpose of making the representations, warranties and covenants hereinafter set out.

        FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which each Party acknowledges, the Parties to this Agreement agree as follows:


                                     PART 1

                                 INTERPRETATION

1.1 DEFINED TERMS. In this Agreement, including the Recitals, the following terms will have the following meanings:

        "ACCOUNTANTS" means PricewaterhouseCoopers LLP.

        "ACT" means the Income Tax Act (Canada).

        "BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory holiday in British Columbia.

        "CANADIAN DOLLAR EQUIVALENT" means the net amount in Canadian dollars received by converting the Deposit into Canadian dollars at a financial institution determined by S&L.

        "CLOSING" means the completion of the transactions set out herein on the Closing Date.

        "CLOSING DATE" means the date of this Agreement.

        "CLOSING STATEMENTS" means the financial statements of the Company prepared as at the Closing Date, comprising a balance sheet, a statement of earnings and retained earnings, a

                                      - 3 -                           Exhibit #2


        statement of cash flows, changes in financial equity statement, including full note disclosure, to be prepared by the Accountants pursuant to Section 3.2.

        "COMPANY'S SOLICITORS" means Campbell Froh May & Rice, Richmond, British Columbia.

        "CONSULTING AGREEMENT" means the consulting agreement dated the date hereof between Skollsberg and the Company.

        "DEPOSIT" means the deposit of U.S. $65,000 posted by S&L with the Escrow Agent pursuant to the terms and provisions of the Escrow Agreement.

        "DESIGNATED PERSON" means a senior Chartered Accountant agreed to by the Vendor and Purchaser or, in absence of agreement, designated by the President of the Institute of Chartered Accountants in British Columbia.

        "ENVIRONMENTAL LAW" means any Requirement of Law relating to public health, safety or the environment, including, without limitation, those relating to the protection of the environment, health or safety of Persons in connection with environmental matters, natural resources, conservation, wildlife, waste management, hazardous substance management, removal and remedial cost recovery, and pollution, including, without limitation, regulation of releases and disposals to air, land, water and groundwater.

        "ESCROW AGENT" means First-Knox National Bank.

        "ESCROW AGREEMENT" means the Security Deposit Escrow Agreement dated August 5, 1999 among S & L, Skollsberg and the Escrow Agent.

        "GAAP" means Canadian generally accepted accounting principles applied on a consistent basis with past fiscal years of the Company.

        "GOVERNMENTAL APPROVALS" means all licences, permits, consents, material authorizations and approvals from any and all Governmental Authorities required for any specified purpose.

        "GOVERNMENTAL AUTHORITY" means the government of Canada or the United States, or the government of any province, state, municipality or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions.

        "GUARANTEE" means any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of a Person guaranteeing or, in effect, guaranteeing (or indemnifying any Person in respect of) or supporting any indebtedness, dividend or other obligation, of any other Person in any manner, whether directly or indirectly.

                                      - 4 -                           Exhibit #2


        "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste, special or hazardous waste, toxic or hazardous substance or material (other than alcohol based flavouring materials required in the business of the Company) which, when released into the natural environment, is likely to cause harm or risk to the natural environment or to human or animal health, including without limitation, any substance considered hazardous under any Environmental Law.

        "INFORMATION" means all proprietary technology, know-how, trade secrets, information concerning the ownership and business, documentation, records, data, customer lists and information, supplier lists and information, business prospects, materials, samples and prototypes and like information relevant to or used in connection with the business or ownership of the Company, which is not generally known and available in the public domain, existing as of the Closing Date.

        "LABOUR AND EMPLOYMENT AGREEMENTS" means any labour agreement, employment agreement, pension plan, profit sharing plan, bonus plan, group insurance plan, and like agreements or arrangements (whether written or oral) between the Company and its employees.

        "LEASES" means all leases of real property (including buildings and other fixtures thereon) held by the Company, except the Shareholder Lease.

        "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to file any financing statement under the applicable legislation of any jurisdiction in connection with any of the foregoing.

        "MATERIAL CONTRACT" means, (other than the Consulting Agreement and Shareholder Lease) whether written or oral:

                  (a) any contract between the Company and any party with whom the Vendor, Skollsberg or the Company does not deal with at arm's length, as such term is defined in the Act;

                  (b) any agreement in respect of the provision of banking and other finance related services to the Company (whether by financial institutions or any other Person), including for greater certainty, all loan agreements and security agreements;

                  (c)      the Leases;

                                      - 5 -                           Exhibit #2


                  (d)      the Labour and Employment Agreements;

                  (e) any lease of personal property, service agreement, sale agreement, supply agreement or other agreement of any kind to which the Company is a party, which:

                           (i) involves payments of more than $2,000 in the aggregate;

                           (ii) cannot be cancelled at will by the Company without liability; or

                           (iii) is material to the Company or the operation of the business of the Company;

                           and all quotations, orders, or tenders for such types of contracts which remain open for acceptance.

        "MATERIAL PERSONAL PROPERTY" means, other than the Material Contracts, each item of personal property owned by the Company having a book value of $1000 or more.

        "NET EQUITY" means the aggregate of all assets of the Company reduced by the aggregate of all liabilities of the Company, determined and set out in the Closing Statements.

        "OBSOLETE INVENTORY" means:

                  (a) stock items where there has been no movement for one year but will not include stock items moved from one warehouse location to another, such inventory to be specifically identified and priced to reflect realizable market value that could be obtained, net of any reasonable costs of disposal, as agreed to by the Vendor and the Purchaser acting reasonably;

                  (b) items of redundant stock brought in for a specific use or customer and not required, such inventory to be specifically identified and priced to reflect realizable market value, net of any reasonable costs of disposal, that could be obtained, as agreed to by the Vendor and the Purchaser acting reasonably; and

                  (c) damaged goods to be specifically identified and priced at a discount to reflect realizable market value, net of any reasonable costs of disposal, that could be obtained, as agreed to by the Vendor and the Purchaser acting reasonably.

        "PARTIES" means the Vendor, Skollsberg, the Purchaser, S&L and the Company and "PARTY" means any one of them.

                                      - 6 -                           Exhibit #2


        "PERMITTED LIENS" means:

                  (a) Liens arising in the ordinary course of business of the Company and not incurred in connection with any financial obligation, including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real property, and landlord's and lessor's Liens;

                  (b) Liens in the form of security given to a public utility or any Governmental Authority in connection with the operations of the Company in the ordinary course of its business;

                  (c) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

                  (d) Liens in respect of matters arising in the ordinary course of business of the Company which will be fully accounted or reserved for in the Closing Statements including:

                           (i) Liens for taxes, assessments or governmental charges not then due and delinquent or which are being contested in good faith by appropriate proceedings;

                           (ii)     Liens in connection with worker's
                                    compensation, social security taxes or
                                    similar charges; and

                           (iii) Liens created pursuant to borrowings from Canadian Imperial Bank of Commerce; and

                  (e) purchase money Liens and lease obligations in respect of equipment and motor vehicles which have been disclosed to the Purchaser and are noted in the records of the Company, including without limitation, those obligations with respect to which financing statements have been filed in the Personal Property Security Registry ("PPR") as disclosed in a PPR search dated September 30, 1999 with a currency date of September 25, 1999.

        "PERSON" means an individual, a partnership, a corporation, a trust, an unincorporated organization, a Governmental Authority and the heirs, executors, administrators or other legal representatives of an individual.

        "PRIME RATE" means the prime interest rate per annum for Canadian dollar commercial loans in Canada declared by Canadian Imperial Bank of Commerce from time to time.

                                      - 7 -                           Exhibit #2


        "PURCHASE PRICE" has the meaning set out in Section 2.2.

        "PURCHASER'S SOLICITORS" means Davis & Company, Vancouver, British Columbia.

        "REAL PROPERTY" means all real property interests of any nature (including any options, rights to purchase or like interests) held by the Company, other than the Leases or Shareholder Lease.

        "REQUIREMENT OF LAW" means, as to any Person, the charter documents, by-laws or other organizational or governing documents of such Person, and any Canadian or United States federal, provincial, state or local statute, law, regulation, order, consent, decree, judgment, permit, licence, code, covenant, deed restriction, common law, treaty, convention, ordinance or determination of an arbitrator or a court or other competent authority, in each case applicable to or binding upon such Person or any of the property of such Person.

        "SHAREHOLDER LEASE" means the lease among the Company and Skollsberg dated the date of this Agreement in respect of those lands and premises located at 185 - 11960 Hammersmith Way, Richmond, BC.

        "SHARES" has the meaning set out in Recital A.

        "S&L" means Stearns & Lehman, Inc.

        "SKOLLSBERG ENTERPRISES CONSULTING AGREEMENT" means the consulting agreement dated January 1, 1999 between Skollsberg Enterprises Inc. and the Company providing for a consulting fee to be paid by the Company in the amount of Cdn. $30,000 per month.

        "SPOT RATE" means, in relation to the conversion of one currency into another currency, the rate of exchange for such conversion as quoted by Bank of Canada (or if not quoted, the spot rate of exchange quoted for wholesale transactions by Canadian Imperial Bank of Commerce in accordance with its standard money market practices) at approximately noon (Toronto time) on the Business Day such conversion is to be made.

        "SUBSIDIARY" has the meaning set out in the Canada Business Corporations Act.

1.1 SCHEDULES. The following are the Schedules attached to and incorporated in this Agreement by reference and are considered to be a part of this
        Agreement:

        Schedule 1 - Financial Statements
        Schedule 2 - [Intentionally Deleted]
        Schedule 3 - Material Contracts
        Schedule 4 - Leases

                                      - 8 -                           Exhibit #2


        Schedule 5 - Labour and Employment Agreements
        Schedule 6 - Schedule of Removed Assets
        Schedule 7 - Consulting Agreement


                                     PART 2

                                SALE AND PURCHASE

2.1 SALE AND PURCHASE. The Vendor hereby agrees to sell the Shares to the Purchaser free and clear of any Liens, and the Purchaser, relying on the representations, warranties and covenants of the Vendor and Skollsberg as set out in Part 4, hereby agrees to purchase the Shares, on the Closing Date, on the terms contained in this Agreement.

2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares is Cdn. $1,205,000 plus or minus any adjustments pursuant to Part 3, which Purchase Price will be proportionately allocated to the Shares.

2.3 PAYMENT OF THE PURCHASE PRICE. The Purchaser will at the Closing pay, on account of the Purchase Price, $1,205,000:

        (a) by causing S&L to direct the Escrow Agent to deliver at Closing the Canadian Dollar Equivalent of the Deposit as at September 30, 1999; and

        (b) by delivering the difference between $1,205,000 and the amount referred to in (a) above;

in each case by certified cheque, bank draft or solicitor's trust cheque made payable to the Company's Solicitors, in trust, on behalf of the Vendor.

2.4       ESCROW MATTERS.  S&L and Skollsberg agree:

        (a)       to make the direction to the Escrow Agent referred to in
                  Section 2.3(a);

        (b) to further direct the Escrow Agent to deliver any interest accrued on the Deposit to S&L; and

        (c) that S&L will pay to the Escrow Agent its fees and disbursements in respect of the Escrow Agreement.

                                      - 9 -                           Exhibit #2


                                     PART 3

                                PRICE ADJUSTMENT

3.1       PRICE ADJUSTMENT. The Purchase Price will be adjusted:

        (a) upwards by the amount, if any, that the Net Equity as of the Closing Date as shown in the Closing Statements exceeds $161,291;

        (b) downward by the amount, if any, that the Net Equity as of the Closing Date as shown in the Closing Statements is less than $161,291;

        (c) downward by the amount, if any, that the Company as at the Closing Date is deficient in payment of taxes pursuant to the Income Tax Act (federal), Corporation Capital Tax Act, Excise Tax Act (federal), Social Service Tax Act and Municipal Act (unless such amounts are already accrued and provision is made therefor in the Closing Statements); and

        (d) up or down, as required, by the amount of any difference between the Canadian Dollar Equivalent of the Deposit actually transferred to the Purchaser's counsel's trust account and the amount calculated in section 2.3(a) and any transfer fees charged by financial institutions relating to wiring the Deposit to a Canadian Bank or converting the Deposit to Canadian Dollars.

3.2 PREPARATION OF THE CLOSING STATEMENTS. The Vendor and Purchaser will take all steps reasonably required, forthwith after the Closing Date, to cause the Closing Statements to be prepared at the cost of the Company, in the manner hereinafter described:

        (a) the Closing Statements will be prepared as of 12.01 a.m. on the Closing Date in accordance with GAAP on a "Review Engagement Report" basis;

        (b) all management estimates used in preparing the Closing Statements will be made on a basis consistent with management estimates made in previous fiscal years, of the Company and the Closing Statements will include reasonable reserve for unpaid accounts;

        (c) the Closing Statements will be reported upon by the Accountants;

        (d) the Accountants will be authorized and required to review, during the course of and following the review, their working papers and findings with the Purchaser, the Purchaser's representatives, and the Vendor and the Vendor's representatives;

                                     - 10 -                           Exhibit #2


        (e) the Vendor and the Purchaser will use their best efforts to cause the Closing Statements to be produced within sixty (60) days after the Closing Date in final draft form, together with the Accountants' draft report thereon, whereupon they will be forthwith delivered by the Accountants to the Vendor and the Purchaser. The Accountant's draft report will be accompanied by a statement by the Accountants to the effect that the Accountants are prepared to deliver the same in "reviewed" form, subject to any dispute which may be raised by the Vendor or the Purchaser;

        (f) if any of the Vendor or the Purchaser wishes to dispute any matter in the Closing Statements, such Party may do so by notice in writing delivered to the other Party within thirty
                  (30) days of the final draft Closing Statement being delivered to that Party. The notice of dispute will specify the nature and reason for the dispute;

        (g) if the Vendor and the Purchaser are not able to resolve the matter in dispute within fourteen (14) days following the date of delivery of the notice of dispute, the matter will be referred to the Designated Person for determination. The Designated Person's determination will be final and binding on the Vendor and the Purchaser for the purposes of settling the Purchase Price, provided that such determination will in no way limit or prejudice the Vendor's or the Purchaser's right to bring a claim for breach of covenant or representation and warranty within the time limits provided for herein or at law;

        (h) if no Designated Person is able or willing to be designated within fourteen (14) days after the Vendor and the Purchaser commence seeking such appointment, or if for whatever reason the Designated Person is unwilling or unable to make a determination referred to in (g) above within a reasonable period of time after selection, the provisions of Part 7 will apply to settlement of the dispute;

        (i) the Accountants will, if there is no dispute, deliver the Closing Statements, together with their report thereon and their final account for preparation of the Closing Statements to the Vendor and the Purchaser immediately following the expiration of the thirty (30) days following the day on which the final draft thereof is delivered in accordance with (e) above or, if there is a dispute, immediately following the resolution of the dispute by the Vendor and the Purchaser or by a determination by the Designated Person as contemplated in
                  (f) above and such Closing Statements will give effect to such resolution or determination. The report of the Accountants may be further qualified with respect to any issue that is disputed and resolved or determined in accordance with the foregoing if they are of the view that such resolution or determination is not in accordance with GAAP; and

                                     - 11 -                           Exhibit #2


        (j) the fees of the Designated Person in respect of the dispute of any matter in the Closing Statements will be borne by the Vendor and the Purchaser in such proportion as the Designated Person deems appropriate.

3.3 INVENTORY AND FIXED ASSETS. The inventory and fixed assets of the Company will be determined as at Closing Date as follows:

        (a) the inventory of the Company will be listed and manually counted or weighed by the Company, in a method acceptable to standard audit practices, and the inventory count will be observed by an independent financial auditor of the Purchaser, who will be entitled to be in attendance at all reasonable times;

        (b) the fixed asset listing will set out the acquisition cost and date of acquisition of each fixed asset as at Closing Date, which shall be prepared by the Company and be provided to an independent financial auditor of the Purchaser;

        (c) the cost of the independent financial auditor of the Purchaser will be borne by the Purchaser.

3.4 PAYMENT OF ADJUSTMENT AMOUNTS. Any adjustment to the Purchase Price owing from one Party to the other Party pursuant to Section 3.1 will be payable within thirty (30) days after delivery of the Closing Statements pursuant to
Section 3.2(f) together with interest thereon from the Closing Date to the date of payment at a rate of 7.75% calculated and compounded monthly.

3.5 PURCHASE OF UNCOLLECTED ACCOUNTS RECEIVABLE. Any accounts receivable of the Company as of the Closing Date that, after reasonable efforts by the Company to effect collection, remain outstanding after March 31, 2000 will at the request of the Company be purchased by the Vendor, and Skollsberg agrees to cause the Vendor to so purchase, for a price equal to the amount recorded on the Closing Statement therefor net of any allowance therefor set forth on the Closing Statements; provided that, at the request of the Vendor the Company will assign such outstanding accounts receivable to the Vendor against payment under this Section 3.5.

3.6 LISA SKOLLSBERG. With respect to the employment of Lisa Skollsberg by the Company after the Closing Date, the Vendor and the Purchaser agree as follows:

        (a) if the Company terminates the employment of Lisa Skollsberg (expressly or constructively) on or before February 29, 2000, the Vendor will, and Skollsberg will cause the Vendor to, pay all severance pay and other termination amounts owing and will indemnify and save the Company harmless from all costs, expenses and liabilities in connection therewith; and

                                     - 12 -                           Exhibit #2


        (b) if the Company terminates the employment of Lisa Skollsberg (expressly or constructively) after February 29, 2000, neither the Vendor nor Skollsberg will have any liability in connection therewith and the Company will pay all severance pay and other termination amounts owing.

3.7 RICK DAVIES. The Purchaser acknowledges that it has received from the Company, and accordingly relies upon, a written confirmation from the physician of Rick Davies, advising that Rick Davies is fit to return to work as of September 27, 1999.


                                     PART 4

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                          OF THE VENDOR AND SKOLLSBERG

4.1 INDUCEMENTS - THE VENDOR AND SKOLLSBERG. In order to induce S&L and the Purchaser to enter into and consummate this Agreement, the Vendor and Skollsberg jointly and severally represent and warrant to and covenant with the S&L and the Purchaser as follows:

        (a) OWNERSHIP. The Shares constitute all of the issued and outstanding shares in the capital of the Company and the Vendor is the legal and beneficial owner of the Shares, free of all Liens.

        (b) COMPETING RIGHTS TO SHARES. No Person has any agreement or option, or a right capable of becoming an agreement, for the purchase of any of the Shares.

        (c) SHARES DELIVERED FREE AND CLEAR. The Vendor will, at the Closing, transfer to the Purchaser legal and beneficial title to, and ownership of, the Shares, free and clear of any Liens and subject to section 4.5, the said transfer will not result in any fees, duties, taxes, assessments or other amounts being payable by the Company.

        (d) STATUS OF VENDOR. The Vendor is a corporation duly incorporated, validly existing, and in good standing with respect to annual filings under the laws of the Province of British Columbia.

        (e) CAPACITY OF VENDOR. The Vendor has the requisite power and capacity to own the Shares and to enter into this Agreement and to perform its obligations hereunder and the execution, delivery or observance or performance of this Agreement is not a contravention or breach, or will not be a contravention or breach, of the constating documents or resolutions of directors and shareholders of the Vendor or the terms of any agreement, trust or other document or any Requirement of Law applicable to the Vendor.

                                      -13 -                           Exhibit #2


        (f) OWNERSHIP OF VENDOR. Skollsberg and Anne Christine Skollsberg are the owners of all of the issued and outstanding shares in the capital of the Vendor.

        (g) STATUS OF COMPANY. The Company is a corporation duly incorporated, validly existing, and in good standing with respect to the filing of annual reports under the laws of Canada, is duly extra-provincially registered in the Province of British Columbia and has the power and capacity to own its assets, to carry on its business and to enter into this Agreement and carry out its terms.

        (h) MEMORANDUM AND ARTICLES. The Memorandum and Articles of the Company have not been altered since its incorporation other than as disclosed to the Purchaser in writing prior to the date of this Agreement.

        (i) CAPACITY OF COMPANY. The Company has the requisite power and capacity to own its assets and carry on its business as conducted prior to Closing and to enter into this Agreement and to perform its obligations hereunder and the execution, delivery or observance or performance of this Agreement by the Company is not a contravention or breach, or will not be a contravention or breach, of the constating documents or resolutions of directors and shareholders of the Company or the terms of any agreement, trust or other document or, subject to section 4.5, any Requirement of Law applicable to the Company.

        (j) AUTHORIZED CAPITAL. The authorized capital of the Company is 10,000 common shares. No Person has any agreement or option or a right capable of becoming an agreement for the purchase of any of the shares of the Company or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares in the capital of the Company.

        (k) CONSENTS AND APPROVALS. Subject to section 4.5, the Vendor, Skollsberg and the Company have together obtained all required Governmental Approvals and all consents or approvals of any Person applicable to or required by them in respect of the entering into and completion by them of the transactions contemplated in this Agreement, except that, with respect of any required consents of the lessors under the Leases, the Vendor, Skollsberg and the Company have made reasonable efforts to obtain such consents.

        (l) AUTHORIZATION AND BINDING EFFECT OF AGREEMENT. This Agreement has been duly authorized in the case of the Vendor and the Company and duly executed and delivered by each of the Vendor, Skollsberg and the Company and constitutes valid and legally binding obligations of the Vendor, Skollsberg and the Company, enforceable against each of them in accordance with its terms, subject to the fact that

                                     - 14 -                           Exhibit #2


                  specific performance is an equitable remedy available only in the discretion of the courts.

        (m) THE VENDOR. The Vendor has no material obligations to any Person which could materially adversely affect the Company or the transactions contemplated by this Agreement.

        (n) RESIDENCY. The Vendor is a resident of Canada and not a non-resident of Canada for the purposes of the Act.

4.2 INDUCEMENTS - COMPANY BUSINESS MATTERS. In order to induce S&L and the Purchaser to enter into and consummate this Agreement, the Vendor and Skollsberg jointly and severally represent and warrant to and covenant with S&L and the Purchaser as follows:

        (a) BUSINESS. The Company carries on business in the Province of British Columbia and does not directly or indirectly carry on business in any other Province or Territory of Canada or in any other country other than by way of the sale of its products.

        (b) LICENCES AND PERMITS. All Governmental Approvals required for the conduct, in the ordinary course, of the business of the Company have been obtained and are in good standing and none of such licences and permits will be cancelled or terminated, nor, subject to the provisions of section 4.5, will additional such licences and permits be required, as a result of the closing of this Agreement.

        (c) FINANCIAL STATEMENTS. The financial statements of the Company as at December 31, 1998, December 31, 1997, December 31, 1996, December 31, 1995 and December 31, 1994, which are attached to this Agreement as Schedule 1, have been prepared on a "Notice to Reader" basis, and as such present fairly the condition of the Company, and are true and correct in every material respect as at the dates for the years then ended and have been prepared on a basis consistent with those of previous fiscal years. Without limiting the generality of the foregoing:

                  (i) the revenues of the Company for fiscal year 1998 are as set out in the December 31, 1998 financial statements attached hereto;

                  (ii) the accounts receivable recorded on the December 31, 1998 financial statements attached hereto were recorded at the lower of cost and net realizable value;

                  (iii) the capital assets recorded on the December 31, 1998 financial statements attached hereto were recorded at cost, less accumulated depreciation;

                                     - 15 -                           Exhibit #2


                  (iv) management estimates underlying the financial statements were made on a basis consistent with those of previous fiscal years.

        (d) INDEBTEDNESS TO RELATED PARTIES. The Company is not indebted to or under any obligation of any nature to any of:

                  (i)      the Vendor;

                  (ii)     Skollsberg; or

                  (iii) any Person who does not deal at arm's length (as such term is defined in the Act) from any of the Vendor, Skollsberg, the Company or any director or officer of the Company, other than Lisa Skollsberg as provided in Section 3.5.

                  For greater certainty, the Skollsberg Enterprises Consulting Agreement and the employment arrangements with Jan Skollsberg and Anne-Christine Skollsberg and have been terminated as of the Closing Date without liability to the Company.

        (e)       INDEBTEDNESS OF RELATED PARTIES. None of the:

                  (i)      the Vendor;

                  (ii)     Skollsberg; or

                  (iii) any Person who does not deal at arm's length (as such term is defined in the Act) from any of the Vendor, Skollsberg, the Company or any director, officer or employee of the Company;

                  is now indebted to the Company.

        (f) DISTRIBUTIONS AND DIVIDENDS. Except in respect of the Skollsberg Enterprises Consulting Agreement, and except for the repayment of a $45,000 loan by the Company to Skollsberg Enterprises Inc., or otherwise as disclosed to S&L or the Purchaser in writing, prior to the Closing Date, since December 31, 1998 no dividends, indebtedness or other distribution of funds of the Company have been paid to:

                  (i)      the Vendor;

                  (ii)     Skollsberg; or

                                      -16 -                           Exhibit #2


                  (iii) any Person who does not deal at arm's length (as such term is defined in the Act) from any of the Vendor, Skollsberg, the Company or any director, officer or employee of the Company.

        (g) GUARANTEES. The Company is not party to any Guarantee, or has agreed to grant any Guarantee.

        (h)       ABSENCE OF CHANGES. Since December 31, 1998:

                  (i) there has not been any material adverse change in the financial position or condition of the Company or any damage, loss or other change in circumstances materially affecting the business of the Company as conducted prior to Closing or property of the Company or its right to carry on business;

                  (ii) the Company has not waived or surrendered any right of material value; and

                  (iii) the business of the Company has been carried on in the ordinary course.

        (i) CUSTOMERS AND ACCOUNTS. The relationship between the Company and its significant suppliers and customers is good and neither the Company or Skollsberg knows, or has reasonable grounds to believe, that any such significant supplier or customer does not intend to continue dealing with the Company after the date of this Agreement on a basis consistent with past practices. Without limiting the generality of the foregoing, of the Company's eight (8) largest customers (during the fiscal year ended December 31, 1998):

                  (i) sales to five (5) of them were between Cdn. $50,000 and Cdn. $100,000 each;

                  (ii) sales to two (2) of them were between Cdn. $150,000 and Cdn. $200,000 each; and

                  (iii) sales to one (1) of them was between Cdn. $200,000 and Cdn. $250,000.

        (j) MATERIAL CONTRACTS. The agreements listed in Schedule 3 comprise a complete list of all Material Contracts, a true copy of each (including all amendments thereto) of which has been delivered to the Purchaser or in the case of oral contracts, has been disclosed in full to the Purchaser in writing prior to the date of this Agreement. The Company has the full benefit of the Material Contracts and each Material Contract is in full force and effect and unamended except as disclosed in Schedule 3. The Company is not in default in any material respect under the terms of any Material Contract except as disclosed in Schedule 3 and the leases of 145- and 170-11960 Hammersmith Way, Richmond, BC, if it is unable to obtain the prior written consent

                                     - 17 -                           Exhibit #2


                  of the landlords with respect to change in control of the tenant before the Closing Date, nor has it waived any of its rights thereunder or released any party from its obligations with respect thereto. The Company has the capacity, including necessary personnel, equipment, and supplies, to perform all of its obligations under the Material Contracts.

        (k) SUGAR SUPPLY. The Company purchases sugar from only Rogers Sugars Ltd. and from no other source.

        (l) LEASES. The leases listed in Schedule 4 comprise a complete list of all Leases, a true copy of each (including all amendments thereto) of which has been delivered to Purchaser. The Company has the full benefit of the Leases and each Lease is in full force and effect and unamended except as disclosed in Schedule 4. The Company is not in default in any material respect under the terms of any Lease nor has it waived any of its rights thereunder or released any party from its obligations with respect thereto, except the Vendor has failed to obtain consent to a change in control of the tenant in favour of the Purchaser of the Lease for 170 - 11960 Hammersmith Way, Richmond, BC.

        (m) LABOUR AND EMPLOYMENT AGREEMENTS. There are no Labour and Employment Agreements affecting the Company other than those specified in Schedule 5 and there are no onerous or unusual provisions in any contract with employees of the Company which would cause such employees to be made redundant, or be deemed constructively terminated, directly or indirectly as a result of the completion of the transactions set out in this Agreement or the resignations of Persons as directors or officers of the Company or which would cause the Company to be liable in any manner as a result thereof.

        (n)       MATERIAL PERSONAL PROPERTY.  [Deleted]

        (o) INVENTORIES. All inventories of the Company as exist at the Closing Date, except Obsolete Inventories, are of normal merchantable quality, free from defects and such inventories consist of the types and quantities of items as is consistent with the operations of the Company in the ordinary course prior to the date of this Agreement.

        (p) INFORMATION. The Company is the sole legal and beneficial owner of the Information.

        (q) INSURANCE. The Company maintains such insurance against loss or damage to its assets (including business interruption insurance) and concerning public liability as is reasonably prudent for companies of similar size and in similar businesses and such insurance is in effect and the Company has not, to the best of the Vendor's and

                                     - 18 -                           Exhibit #2


                  Skollsberg's knowledge, done anything which would render such insurance void or unenforceable.

        (r) ACCOUNTS RECEIVABLE. No accounts receivable held by the Company have been the subject of any factoring and all accounts receivable held by the Company as of the date of this Agreement are bona fide, good and collectible without set-off or counterclaim, except to the extent of the allowance therefor set forth on the Closing Statements.

        (s) BOOKS AND RECORDS. The Company maintains books, records and accounts in reasonable detail which accurately and fairly reflect its transactions and business affairs, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and to permit preparation of financial statements in accordance with GAAP. All material transactions of the Company have been promptly and properly recorded or filed in or with its books and records. The minute book of the Company contain all records of the meetings and proceedings of shareholders and directors.

        (t)       REAL PROPERTY. The Company owns no Real Property.

        (u) OWNERSHIP INTERESTS. The Company owns no shares in the capital of any other corporation or ownership interests in other entities of any nature.

        (v) ASSETS. The Company has good and marketable title to all its properties and assets free of all Liens except for Permitted Liens.

        (w) CONDITION OF ASSETS. The Company has the assets necessary to operate its business in the ordinary course after the date of this Agreement in a manner consistent with that prior to the date of this Agreement and such assets, taken as a whole, have been properly maintained and are in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for assets of comparable age and use.

        (x) NON-OWNERSHIP OF ASSETS. Except for the property described in the Shareholder Lease and the assets listed on Schedule 6, none of the Vendor, Skollsberg or any Person who does not deal at arm's length (as such term is defined in the Act) from any of the Vendor or Skollsberg owns any property or assets which are used by the Company or which are necessary or useful in the conduct of its business in a manner consistent with the operations of the Company in the ordinary course prior to the date of this Agreement. The Vendor and Skollsberg hereby covenant that, prior to December 31, 1999, they shall purchase or cause a third party to purchase for sale to the Company a Kettle/processor and lightning mixer (for $1,500 plus applicable

                                     - 19 -                           Exhibit #2


                  taxes) and racking (for $250 plus applicable taxes) replacing those particular assets listed on Schedule 6.

        (y) FINANCING ARRANGEMENTS. The Company is not party to any banking or borrowing arrangements which cannot be terminated and repaid without penalty or bonus on 30 days' notice or less other than the operating line and demand instalment loan in favour of Canadian Imperial Bank of Commerce.

        (z) ABSENCE OF CONFLICTING AGREEMENTS. The performance of this Agreement will not be in violation of any agreement or Material Contract to which the Company is a party except the lease of 170-11960 Hammersmith Way, Richmond, BC, if the Company is unable to obtain the prior written consent of the landlords with respect to change in control of the tenant before the Closing Date, and will not, except as aforesaid, give any Person any right to terminate or cancel any agreement or Material Contract or any right enjoyed by the Company, will not, subject to section 4.5, result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of the Company and will not result in any fees, duties, taxes, assessments or other amounts relating to the Company's assets becoming due or payable.

        (aa) LITIGATION. There are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the Vendor's knowledge, threatened against or affecting the Company at law or in equity or before or by any Governmental Authority.

        (bb) COMPLIANCE WITH REQUIREMENT OF LAW. The Company is not in default with respect to any Requirement of Law relating to it. Without limiting the generality of the foregoing, the Company:

                  (i) is not in violation of any Environmental Law applicable to it;

                  (ii) does not own, control or is responsible for any property onto which Hazardous Substances have been released, disposed of or are present (including, for greater certainty, the property which is the subject of the Leases and the Shareholder Lease);

                  (iii) has not released or disposed of any Hazardous Substances into the environment or onto the property of any Person; or

                  (iv) is not subject to any litigation, investigation, order or proceeding in connection with Hazardous Substances or Environmental Laws.

                                     - 20 -                           Exhibit #2


        (cc) DISCLOSURE. No representation or warranty of the Vendor or Skollsberg made in this Agreement, and no statement in any schedule hereto, omits to state a material fact necessary to make the statements, in light of the circumstances in which they were made, not misleading. There is no fact known to any of the Vendor or Skollsberg that has not been disclosed to the Purchaser and S&L that has specific application to the Purchaser, the Company or the business, assets or future profitability of the Company that could reasonably be expected to be considered by the Purchaser or S&L to be materially adverse in nature.

4.3 INDUCEMENTS - TAXATION. In order to induce S&L and the Purchaser to enter into and consummate this Agreement, the Vendor and Skollsberg jointly and severally represent and warrant to and covenant with S&L and the Purchaser as follows:

        (a) TAXES. All tax returns required to be filed by the Company in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Company or upon any of its property, income or franchises, which are due and payable, have been paid timely or within appropriate extension periods or contested in good faith by appropriate proceedings. The Company has collected, deducted, withheld and remitted to the proper taxing authorities when due all taxes required to be collected, deducted, withheld and remitted.

        (b) PROVISIONS FOR TAXES. Adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time concerning the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by the Company. There are no contingent tax liabilities or any grounds which would prompt a reassessment of returns filed including aggressive treatment of income and expenses in filing earlier tax returns.

        (c) TAX ASSESSMENTS. The Company has received no notice of reassessment for federal and provincial income tax for all years to and including the fiscal year of the Company ended December 31, 1997 and has been assessed concerning its return for the year ended December 31, 1998.

        (d)       ELECTIONS. The Company has not prior to the date of this
                  Agreement:

                  (i) made any election under Section 85 of the Act concerning the acquisition or disposition of any property;

                  (ii)     made any election under Section 83 or 196 of the Act;

                                     - 21 -                           Exhibit #2


                  (iii) except for the property described in the Shareholder Lease, acquired or had the use of any property from a Person with whom it was not dealing at arm's length (as such term is defined in the Act);

                  (iv) disposed of anything to a Person with whom the Company was not dealing at arm's length (as such term is defined in the Act) for proceeds less than the fair market value thereof; or

                  (v) discontinued carrying on business in respect of which its non-capital losses were incurred.

        (e) DISTRIBUTIONS. The Company has made all elections required to be made under the Act in connection with any distributions by the Company and all such elections were true and correct and in the prescribed form and were made within the prescribed time periods.

        (f) MANUFACTURER. Since 1993, the Company has been and is carrying on "manufacturing and processing in Canada of goods for sale or lease" within the meaning given to the phrase and the words therein under the Act and any administrative pronouncements published by the Department of National Revenue, Taxation.

        (g) DEDUCTIONS CLAIMED. There are no amounts outstanding and unpaid for which the Company has previously claimed a deduction under the Act.

4.4 INDUCEMENTS - FUTURE MATTERS. In order to induce S&L and the Purchaser to enter into and consummate this Agreement, the Vendor and Skollsberg jointly and severally represent and warrant to and covenant with the S&L and the Purchaser as follows:

        (a) CLOSING STATEMENTS. The Closing Statements will be true and correct in every material respect and present fairly the financial position of the Company as at the date of this Agreement, in accordance with GAAP.

        (b) LIABILITIES. There are no liabilities, contingent or otherwise, of the Company as at the date of this Agreement which will not be fully and accurately quantified and accounted for in the Closing Statements.

        (c) INFORMATION. The Vendor and Skollsberg will use diligent efforts to ensure the Purchaser's representatives are thoroughly informed of the Information.

        (d) GOVERNMENTAL MATTERS. The Vendor and Skollsberg will [at the request of the Company, acting reasonably] assist and cooperate with the Purchaser and Company

                                     - 22 -                           Exhibit #2


                  in resolving any questions, enquiries or disputes with any Governmental Authority in connection with the Company and its business and assets.

        (e) "OSCAR SKOLLSBERG'S FOOD TECHNIQUE". The Vendor and Skollsberg will, on request and at the expense of the Company, assist and cooperate with the Purchaser and the Company in obtaining trade-mark protection of "Oscar's", to the extent possible, or other commercial rights in respect of the words "Oscar Skollsberg's Food Technique" and "Oscars" and will sign all consents and documents reasonably requested by the Company in connection therewith. The Vendor and Skollsberg hereby acknowledge and agree that the Company is solely entitled to the use of the corporate name "Oscar Skollsberg's Food Technique Limited" and to registered trademark rights to the word "Oscars", and neither the Vendor nor Skollsberg have nor will assert any interest therein.

        (f) Neither the Vendor nor Skollsberg will commercially use or assert rights in the use, nor register under Canadian or American corporate or trademark registries the words "Oscar Skollsberg", "Skollsberg Food", "Skollsberg Foods", without the prior written consent of the Company, but the foregoing shall not be interpreted as prohibiting Skollsberg from using or registering the name "Skollsberg" in isolation or in combinations other than the foregoing.

        (g) Neither the Purchaser, nor after closing, the Company, will commercially use or assert rights in the use, nor register under Canadian or American corporate or trademark registries the word "Skollsberg", save and except as part of the complete corporate name of the Company: "Oscar Skollsberg's Food Technique Limited".

4.5 LIMITATION ON VENDOR'S AND SKOLLSBERG'S REPRESENTATIONS AND WARRANTIES. The representation and warranties of the Vendor and Skollsberg set out in sections 4.1(c), 4.1(i), 4.1(k) and 4.2(b) and 4.2(z) are subject to the limitation that, with respect to any matters specifically related to the Purchaser's status as an American controlled public corporation, the representations and warranties of the Vendor and Skollsberg are given solely "to the best of the knowledge of the Vendor and Skollsberg, after due enquiry".

4.6 SURVIVAL. The representations and warranties given to, and covenants made with, S&L and the Purchaser by the Vendor and Skollsberg under Part 4 will survive Closing until October 1, 2003, four (4) years after the Closing Date.

                                     - 23 -                           Exhibit #2


                                     PART 5

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                                OF THE PURCHASER

5.1 INDUCEMENTS. In order to induce the Vendor and Skollsberg to enter into and consummate this Agreement, S&L and the Purchaser jointly and severally represent and warrant to and covenant with the Vendor and Skollsberg as follows:

        (a) STATUS OF PURCHASER. The Purchaser is a corporation duly incorporated under the Business Corporations Act (Yukon), is a valid and subsisting corporation and is in good standing with respect to the filing of annual returns required under that Act.

        (b) AUTHORIZATION - PURCHASER. The Purchaser has the requisite corporate power and capacity to enter into the transactions contemplated by this Agreement, and to perform its obligations hereunder, and the execution and delivery or observance or performance of this Agreement is not a contravention or breach of the constating documents or resolutions of directors and shareholders of the Purchaser or the terms of any agreement, trust or other document or any Requirement of Law applicable to the Purchaser and this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and constitutes valid and legally binding obligations of the Purchaser enforceable against it in accordance with its terms, subject to the fact that specific performance is an equitable remedy available only in the discretion of the courts.

        (c) STATUS OF S&L. S&L is a corporation duly incorporated under the laws of Ohio and is a valid and subsisting corporation.

        (d) AUTHORIZATION - S&L. S&L has the corporate power and capacity to enter into the transactions contemplated by this Agreement, and this Agreement has been duly authorized by all necessary corporate action on the part of S&L and constitutes valid and legally binding obligations of S&L enforceable against it in accordance with its terms.

        (e) CONSENTS AND APPROVALS. The Purchaser and S&L have together obtained all required Governmental Approvals and all consents or approvals of any Person applicable to or required by them in respect of the entering into and completion by them of the transactions contemplated in this Agreement.

        (f) SKOLLSBERG GUARANTEES. The Purchaser and S&L have used reasonable efforts to extinguish the personal guarantees granted by the Company, Skollsberg and Anne-

                                      -24-                            Exhibit #2


                  Christine Skollsberg on behalf of the Company to CIBC by either paying off the CIBC bank financing or assuming the personal guarantees of Skollsberg."

        (g) LEASE. The Company will continue to lease the premises located at 185-11960 Hammersmith Way, Richmond from the Vendor until April 30, 2000 at the existing lease rate.

        (h) COMPETITION ACT. The transaction contemplated under this Agreement is not subject to pre-notification under the Competition Act (Canada) and the Purchaser is not aware of any reason why the Director of Investigations and Research under the Act would not approve the transactions contemplated in this Agreement.

        (i) INVESTMENT CANADA. There is no requirement under the Investment Canada Act (Canada) to file for pre-approval to the transactions contemplated in this Agreement prior to Closing and the Purchaser will file a notification within the requisite 30 day period following Closing.

        (j) ABSENCE OF CONFLICTING AGREEMENTS. The performance of this Agreement will not be in violation of the constating documents of the Purchaser or S&L nor of any agreement or material contract to which the Purchaser is a party and will not give any Person any right to terminate or cancel any agreement of the Purchaser nor this Agreement.

        (k) DISCLOSURE. No representation or warranty of the Purchaser or S&L made in this Agreement omits to state a material fact necessary to make the statement, in light of the circumstances in which they were made, not misleading.


                                     PART 6

                                    INDEMNITY

6.1 VENDOR'S AND SKOLLSBERG'S INDEMNITY. Notwithstanding any investigations or enquiries made by the Purchaser or S&L prior to the date of this Agreement, the Vendor and Skollsberg jointly and severally covenant and agree to indemnify and save harmless S&L, the Purchaser and the Company of and from any direct or indirect loss whatsoever arising out of, under or pursuant to:

        (a) any assessment or reassessment for all taxes (including without limitation income taxes and corporate taxes), interest and/or penalties for any period up to and including the date of this Agreement for which no adequate reserve has been provided for and disclosed in the Closing Statements;

                                     - 25 -                           Exhibit #2


        (b) for a period of four (4) years following the Closing Date, any actions or suits against or affecting the Company at law or in equity or before or by any Governmental Authority, whether or not known to any of the Vendor or Skollsberg, the basis for which arose prior to the date of this Agreement and are not caused by the status of the Purchaser as described in section
                  4.5 and for which no adequate reserve has been provided for and disclosed in the Closing Statements;

        (c) for a period of four (4) years following the Closing Date, any default on the part of the Company with respect to any Requirement of Law, including any Environmental Law, relating or applicable to its business as conducted prior to the Closing, whether or not known to any of the Vendor or Skollsberg (unless the default relates to a matter governed by section 4.5 in which case the default must be known to the Vendor), the basis for which arose or existed prior to the date of this Agreement and for which no adequate reserve has been provided for and disclosed in the Closing Statements;

        (d) for a period of four (4) years following the Closing Date, any loss suffered by S&L, the Purchaser or the Company directly or indirectly as the result of or arising out of any representation or warranty made by the Vendor or Skollsberg in this Agreement being untrue or incorrect when made;

        (e) the breach of any covenant of any of the Vendor or Skollsberg in this Agreement; and

        (f) all claims, demands, costs and expenses in respect of the foregoing.

6.2 S&L'S AND PURCHASER'S INDEMNITY. Notwithstanding any investigations or enquiries made by the Vendor or Skollsberg prior to the date of this Agreement, S&L and the Purchaser jointly and severally covenant and agree to indemnify and save harmless the Vendor or Skollsberg of and from any direct or indirect loss whatsoever arising out of, under or pursuant to:

        (a) any loss suffered by the Vendor or Skollsberg directly or indirectly as the result of or arising out of any representation or warranty made by S&L and the Purchaser in
                  Part 5 of this Agreement being untrue or incorrect or the breach of any covenant of the Purchaser in Part 5 of this Agreement; and

        (b) all claims, demands, costs and expenses in respect of the foregoing.

        (c) the personal guarantees granted by the Company, Skollsberg and Anne-Christine Skollsberg on behalf of the Company to CIBC in the event that the Purchaser does not pay off the CIBC bank financing.

                                     - 26 -                           Exhibit #2

6.3 NOTICE OF CLAIM. After the Closing, any Party will promptly give notice to the other of any bona fide claim by any of them acting in good faith for indemnification pursuant to Sections 6.1 or 6.2 (a "Claim", which term will include more than one Claim). Such notice will be given within the said four (4) year period identified in section 6.1 (if relevant) and will specify whether the Claim arises as a result of a claim by a third party (a "Third Party Claim") or otherwise (an "Inter-Party Claim"), and will also specify with reasonable particularity (to the extent the information is available):

        (a)       the factual basis for the Claim; and

        (b) the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

6.4 MATERIAL AMOUNT. No Claim may be made by any Party hereunder unless the amount of any such Claim is equal to or exceeds Cdn. $500.

6.5 MATERIAL AMOUNT - CLOSING STATEMENTS. No Claim may be made with respect to the Closing Statements unless the Claim is equal to or greater than Cdn.$10,000. No other Claim may be made by any party unless the amount of any such Claim is equal to or exceeds Cdn.$500.

6.6       PROCEDURE FOR INDEMNIFICATION.

        (a) Following receipt of notice by a Party or Parties (the "Indemnitor") from the other Party or Parties (the "Indemnitee") of notice of a Claim, the Indemnitor will have thirty (30) days to make such investigation of the Claim as it considers necessary or desirable. For the purpose of such investigation, the Indemnitee will make available to the Indemnitor and its authorized representatives the information relied upon by the Indemnitee to substantiate the Claim. If the Indemnitee and the Indemnitor agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnitor will immediately pay to the Indemnitee the full agreed upon amount of the Claim. If the Indemnitor and Indemnitee do not agree within such period (or any mutually agreed upon extension thereof), the provisions of
                  Part 7 will apply.

        (b) With respect to any Third Party Claim, the Indemnitor will have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnitor will reimburse the Indemnitee for all the Indemnitee's out-of-pocket expenses as a result of such participation or assumption. If the Indemnitor elects to assume such control, the Indemnitee will co-operate with the Indemnitor, will have the right to participate in the negotiations, settlement or defence of such Third Party Claim at its own expense and will have the right to disagree on reasonable grounds with the selection and

                                     - 27 -                           Exhibit #2


                  retention of counsel, in which case counsel satisfactory to the Indemnitor and the Indemnitee will be retained by the Indemnitor. If the Indemnitor, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnitee will be entitled to assume such control and the Indemnitor will be bound by the results obtained by the Indemnitee with respect to such Third Party Claim and will reimburse the Indemnitee for all its out-of-pocket expenses as a result of such assumption.

        (c) The obligation of the Indemnitor to indemnify the Indemnitee in respect of Claims will also be subject to the following:

                  (i) in the event that any Third Party Claim is of a nature such that the Indemnitee is required by applicable law to make a payment to any third party with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnitee may make such payment and the Indemnitor will, forthwith after demand by the Indemnitee, reimburse the Indemnitee for any such payment. If the amount of any liability of the Indemnitee under the Third Party Claim in respect of such a payment was made as finally determined, in less than the amount which was paid by the Indemnitor to the Indemnitee, the Indemnitee will, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnitor;

                  (ii) except in the circumstances contemplated by (i) above, and whether or not the Indemnitor assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnitee will not negotiate, settle, compromise, or pay any Third Party Claim except with the prior written consent of the Indemnitor;

                  (iii) the Indemnitee will not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnitor notice thereof and an opportunity to contest such Third Party Claim; and

                  (iv) the Indemnitee and the Indemnitor will co-operate fully with each other with respect to Third Party Claims and will keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

6.7 SUBSEQUENT RECOVERY. If an Indemnitee subsequently recovers from any other Person an amount which is referable to any Claim for which the Indemnitee has already received indemnification under this Agreement, the Indemnitee will forthwith repay to the Indemnitor such

                                     - 28 -                           Exhibit #2


part of the payment made by way of indemnity hereunder as equals the loss suffered by the Indemnitee so recovered.

6.8 REDUCTION OF PURCHASE PRICE. All amounts paid to the Purchaser in respect of any Claim will be deemed to constitute a reduction of the Purchase Price and will be allocated proportionately among all the Shares.


                                     PART 7

                               DISPUTE RESOLUTION

7.1 NEGOTIATION, MEDIATION, ARBITRATION. Except for settlement of the Closing Statements as provided for in Part 3, any dispute between the Parties in connection with this Agreement:

        (a) will first be attempted to be resolved by the Parties through good faith negotiations and in connection therewith, any Party may request in writing that the other Party or Parties meet and commence such negotiations within a reasonable period of time (in no event later than seven (7) days) after such request;

        (b) if within seven (7) days after commencement of negotiations under Section 7.1(a) above the Parties cannot come to agreement, the Parties will attempt to resolve the dispute by mediated negotiation and will use best efforts to agree on the choice of mediator within seven (7) days of a request for mediation by one Party to the others;

        (c)       if the matter cannot be resolved by mediation within fourteen
                  (14) days of appointment of a mediator, or if the Parties cannot agree on a mediator within seven (7) days of a request of a Party to appoint a mediator, the matter will be referred to arbitration in accordance with the provisions set out below;

        (d) any dispute between the Parties which cannot be settled by negotiation or mediation will be determined by arbitration in accordance with the Commercial Arbitration Act (British Columbia) and arbitration will be the exclusive method for final resolution of such dispute;

        (e) there will be a single arbitrator who will be disinterested in the dispute or controversy and will be impartial with respect to all Parties hereto. If the Parties cannot agree on an arbitrator within seven (7) days of the dispute going to arbitration pursuant to Section 7.1(c) above, the appointment will be according to the Commercial Arbitration Act (British Columbia);

        (f) the determination of the arbitrator will be final and binding on the Parties;

                                     - 29 -                           Exhibit #2


        (g) each Party will bear its own costs in any such arbitration, provided that, if the arbitrator finds that any Party will have acted unreasonably he may, in his discretion, award costs against such Party;

        (h) the arbitrator will have the discretionary authority to grant injunctive relief and specific performance as may be requested by a Party;

        (i) any order of an arbitrator may be entered with a Court of competent jurisdiction for the purposes of enforcement;

        (j)       the place of arbitration will be Vancouver;

        (k) the arbitrator will give effect insofar as possible to the desire of the Parties hereto that the dispute or controversy be resolved in accordance with good commercial practice; and

        (l) the arbitrator will decide such dispute in accordance with the laws of the Province of British Columbia.


                                     PART 8

                                     NOTICES

8.1       NOTICE.  In this Agreement:

        (a) any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post in Canada, to the address or facsimile transmission number of each Party set out below:

                  (i)      if to S&L, the Purchaser or the Company:

                           52 Surrey Road
                           Mansfield, Ohio  44901

                           Attention: Bill Stearns, President, and John
                           Chuprinko, Chief Financial Officer
                           Fax No: (419) 522-1152

                  with a copy to:

                                     - 30 -                           Exhibit #2


                           Davis & Company
                           2800 Park Place
                           666 Burrard Street
                           Vancouver, B.C.  V6C 2Z7

                           Attention: D.B. Buchanan
                           Fax No: (604) 687-1612

                  (ii)     if to the Vendor or Skollsberg:

                           185-11960 Hammersmith Way
                           Richmond, B.C.  V7A 5C9
                           Attention: Jan Skollsberg
                           Fax No: (604) 275-2792

                  with a copy to:

                           Campbell Froh May & Rice
                           Barristers & Solicitors
                           200 - 5611 Cooney Road
                           Richmond, B.C.  V6X 3J6

                           Attention: Mark Standerwick
                           Fax No: (604) 273-4729

        (b) notice or communication will be considered to have been received:

                  (i) if delivered by hand during business hours on a business day at the recipient's location, upon receipt by a responsible representative of the recipient, and if not delivered during business hours, upon the commencement of business on the next business day at the recipient's location; and

                  (ii) if sent by facsimile transmission during business hours on a business day at the recipient's location, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next business day at the recipient's location.

Any Party may change its address for notice to the other Parties by notice in the manner set forth above.

                                     - 31 -                           Exhibit #2


                                     PART 9

                                     GENERAL

9.1       TIME OF ESSENCE. Time will be of the essence of this Agreement.

9.2 CALCULATION OF TIME. Unless otherwise specifically provided herein, in calculating the period of time within which or following which any act or thing is to be done or any step is to be taken pursuant to this Agreement, the date which is the initial reference date in calculating such period will be excluded.

9.3 EXPIRY OF TIME PERIOD. In this Agreement, if any period ends on a day other than a Business Day, that period will be extended to the next following Business Day.

9.4 GENDER AND NUMBER. Words of one gender include all genders, and words in the singular include the plural and vice versa.

9.5 INTERPRETATION NOT AFFECTED. In this Agreement, using separate Parts, providing a table of contents, and inserting headings are for convenient reference only and will not affect how this Agreement is interpreted.

9.6 GOVERNING LAW. This Agreement will be governed by and construed in accordance with British Columbia laws and applicable Canadian law and will be treated in all respects as a British Columbia contract.

9.7       SUBMISSION TO JURISDICTION.  Each of the Parties will:

        (a)       submit to the jurisdiction of British Columbia;

        (b) if not resident, incorporated or registered in British Columbia, appoint an agent to receive service of any process in British Columbia; and

        (c) if any appointed agent is required, notify the others of the name and address of its appointed agent.

9.8 ENTIRE AGREEMENT. This Agreement is the entire Agreement among the Parties and, except as stated in this Agreement and in the instruments and documents to be executed and delivered under it, contains all the covenants, representations, and warranties of the respective parties and expressly supersedes the Letter of Intent between S&L and Skollsberg dated August 5, 1999. There are no oral representations or warranties of any kind among the Parties. This Agreement may not be amended or modified in any respect except by written instrument signed by each of the Parties.

                                     - 32 -                           Exhibit #2


9.9 SEVERABILITY. The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect the validity, legality, or enforceability of any other provision of this Agreement.

9.10 CURRENCY. Except where otherwise specifically set out, all transactions referred to in this Agreement will be made in lawful currency of Canada in immediately available funds.

9.11 LEGISLATION. In this Agreement, any reference to legislation includes a reference to the legislation and to any regulations made under that legislation as that legislation or those regulations may be amended or re-enacted from time to time.

9.12 ACCOUNTING PRINCIPLES. Except where otherwise expressly set out, all calculations made or referred to in this Agreement will be made in accordance with GAAP. All accounting terms used in this Agreement which are not defined in this Agreement will have the meaning assigned to them in accordance with GAAP.

9.13 ENUREMENT. This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators, successors and assigns.

9.14 FURTHER ASSURANCES. Each of the Parties hereto will at all times hereafter execute and deliver at the request of any other Party all such further documents, deeds and instruments, and will do and perform all such further acts as may be reasonably necessary to give full effect to the intent and meaning of this Agreement.

9.15 LEGAL FEES. Each Party will be responsible for its own legal fees and other charges incurred in connection with the purchase and sale of the Shares and all negotiations between the Parties and the consummation of the transactions contemplated and without limiting the generality of the foregoing, Skollsberg and the Vendor, rather than the Company, will pay for all legal, accounting and other advice obtained on behalf of their respective interests, rather than the interests of the Company.

9.16 TENDER. Any tender of documents, notices or money hereunder may be made upon the Vendor or the Purchaser or the solicitor acting for any of them.

9.17 ASSIGNMENT. The Vendor acknowledge and agree that the Purchaser may assign its rights and obligations under this Agreement to a nominee of the Purchaser.

9.18 EQUITABLE RIGHTS. Nothing herein will limit a Party's right to apply to a court of competent equitable jurisdiction for such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of this Agreement.

                                     - 33-                           Exhibit #2


9.19 NON-MERGER. None of the provisions of this Agreement will merge in the transfer of the Shares and all of the provisions of this Agreement will survive the Closing Date and the completion of this transfer of the Shares.

9.20 PUBLIC ANNOUNCEMENTS. The Parties agree that no disclosure or public announcement with respect to this Agreement or any of the transactions contemplated by this Agreement will be made by any of the Parties without the prior written consent of the others, except that nothing herein contained will prevent or restrict S&L from making, or permitting its shareholders from making, any public announcement or filing with respect to the transactions herein contemplated to the extent that S&L, in its sole discretion reasonably exercised, is of the view that such an announcement or filing is required to be made in order to comply with rules of regulatory bodies having jurisdiction or in order to permit S&L to meet obligations as a publicly traded security issuer.

9.21 COUNTERPART. This Agreement may be signed by original or by facsimile in one or more counterparts and upon execution in counterparts by each Party hereto, such counterpart will constitute an original of this Agreement and execution and delivery by facsimile will be legally binding upon the Parties.

TO EVIDENCE THEIR AGREEMENT each of the Parties has executed this Agreement as of the date set out on the initial page hereof.



WARGO HOLDINGS LTD.                           19035 YUKON INC.


per:    __________________________            per:    __________________________


OSCAR SKOLLSBERG'S FOOD                       STEARNS & LEHMAN, INC.
TECHNIQUE LIMITED

per:    __________________________            per:    __________________________


--------------------------------
JAN SKOLLSBERG

                                     - 34 -                           Exhibit #2



                                   SCHEDULE 1

                              FINANCIAL STATEMENTS

                                     - 35 -                           Exhibit #2



                                   SCHEDULE 2

                              ACCOUNTING PRINCIPLES

                             [Intentionally Deleted]